Exhibit 99.1

Waytronx Acquires Privately Held Electronics Components Provider CUI, Inc. for $37.5 Million

Synergistic Acquisition Expected to Speed Market Adoption of WayCool Architecture to Address Microwarming in Advanced Electronics

Access to Capital Markets Expected to Fuel Growth, Increase Visibility for CUI

VISTA, Calif. - May 19, 2008 - Waytronx, Inc. (OTCBB: WYNX), the leading provider of openly licensable advanced systems cooling solutions, today announced it has acquired CUI, Inc., a Tualatin, Ore.-based provider of electronic components including power supplies, transformers, converters, connectors and industrial controls for Original Equipment Manufacturers (OEMs).

Effective immediately, CUI will become a wholly owned subsidiary of Waytronx. Matthew McKenzie will continue as the president of CUI, Inc. and assume the role of chief operating officer of parent company Waytronx. William Clough will remain as president and CEO of Waytronx, and assume the role of CEO of CUI. The company does not expect any organizational changes to CUI’s operations in the U.S., China or Sweden.

The acquisition offers significant synergies for revenue growth. CUI’s expertise in power technology combined with the thermal dissipation architecture from Waytronx offer design engineers a comprehensive solution set for the next generation of high power application that must operate at higher temperatures. Also, CUI’s manufacturing relationships and R&D infrastructure will accelerate the commercialization of the Waytronx architecture, incorporating a variety of patent pending designs to address intense heat in electronic systems. Cost synergies include leveraging existing sales and distribution infrastructure for cross-selling opportunities.

With CUI’s capabilities and extensive contacts throughout Asia, this acquisition allows Waytronx to continue to develop its proprietary thermal management technology, including both WayCool™ and WayFast™ technologies. In addition, Waytronx will be working to rapidly bring its product line to market using CUI’s market partners and global distribution capabilities. Moreover, CUI’s testing and R&D capabilities will allow Waytronx to commercialize and prototype its products more efficiently and economically.

“This transaction effectively positions Waytronx for accelerated growth,” Clough said. “CUI’s talent base of technical employees and their world-class sales and distribution network will enable Waytronx to support its portfolio of innovative technology solutions and services. CUI’s financial infrastructure, its global sales and distribution network, and its dynamic proprietary Web site will allow us to speed market adoption of our revolutionary WayCool architecture to address microwarming in advanced electronics.”

The acquisition was secured with a combination of cash, equity, and a $14.0 million note held by the current owner.  The initial down payment of $6.0 million was funded in partnership with The Commerce Bank of Oregon, which provided the funding in the form of an interest only three-year instrument at a rate below prime interest.

“We are very enthusiastic about being involved in this exciting new relationship,” said Paul Mayer, the chief credit officer at The Commerce Bank of Oregon. “As a community-oriented bank, this is exactly the type of business deal to which we are committed.”

Michael Paul, the president and CEO of The Commerce Bank of Oregon said, “We are especially delighted to be involved with these two organizations, and, in the case of CUI, a local enterprise that has been successfully operating in the Tualatin area for more than 18 years. Molly Whitmore, one of the most professional bankers in Portland will be managing this relationship. Ms. Whitmore, who is a fellow principal at the bank, is a seasoned banker with more than 19 years of experience. Waytronx will benefit from her business insights and experience.”

CUI offers six distinct product lines: interconnect solutions including connectors and cables; sound solutions including speakers and buzzers; control solutions including encoders and sensors; external power solutions; and a specialized brand of internal power solutions known as V-Infinity. These offerings, combined with the Waytronx portfolio of cooling solutions, provide a technology architecture that addresses cooling and power to industries ranging from consumer electronics to defense and alternative energy.

“This is a significant company milestone,” McKenzie said. “We now have access to new sources of capital to expand our programs and services for our existing customer base, as well as pursue growth opportunities. As part of a listed entity, we can also expect enhanced visibility in the market and heightened awareness for our company offerings. Further, the addition of the Waytronx intellectual property portfolio to our current product line will increase our ability to penetrate new markets and thereby grow our core business.”

Since it was formed in 1989, CUI has focused its attention on providing superior customer service and dedication to product quality. CUI’s customers have come to rely on its team of talented and knowledgeable employees for crucial engineering support and specialized knowledge. Its value-added services and innovative products reduce the time it takes to identify, design and begin cost effective delivery of new technology. CUI is also a top tier supplier to Digi-Key, one of the world’s largest electronics components distributors.

About CUI, Inc.
CUI, Inc. is a solutions provider of electromechanical components and industrial controls for OEM manufacturing. Since its inception in 1989, CUI has been delivering quality products, extensive application solutions, and superior personal service. CUI’s solid customer commitment and honest corporate message are a hallmark in the industry. For more information, please visit www.cui.com.

About Waytronx, Inc.
Waytronx, Inc. has pioneered and is commercializing innovative thermal management solutions capable of revolutionizing the semiconductor, solar and electronic packaging industries, among others. Utilizing its patented WayCool™ hybrid mesh architecture, Waytronx can enhance system performance and remove thermal barriers caused by “microwarming” in today’s advanced computing devices. The Company’s proprietary central and graphics processor solutions, solar energy cooling solutions and power supply cooling solutions deliver more cost effective and efficient thermal management to the industry. Waytronx changed it name from OnScreen Technologies and re-located its headquarters to the San Diego area in December 2007. For more information, please visit www.waytronx.com.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The company may experience significant fluctuations in future operating results due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, and the performance or reliability of our products. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the company and its operations, are included in certain forms the company has filed with the Securities and Exchange Commission.

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Media Contact:

Josie Lee
Brodeur
602-808-1162
Jlee@brodeur.com

WayCool, WayFast, Waytronx and OnScreen are trademarks of Waytronx, Inc. Other names and brands are the property of their respective owners.